EXHIBIT 3.(i)(c)

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

OCCIDENTAL PETROLEUM CORPORATION

Occidental Petroleum Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Corporation on December 11, 2008, at which a quorum was present and acted throughout, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation to permit holders of at least 25 percent of the outstanding common stock to call special meetings (the “Amendment”), declaring the Amendment to be advisable, and directing that the Amendment be considered at the next annual meeting of the stockholders of the Corporation.

SECOND: That thereafter on May 1, 2009, the 2009 annual meeting of the Corporation was duly held in accordance with the by-laws of the Corporation and the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares of stock as required by statute were voted in favor of the following resolution adopting the Amendment:

AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

RESOLVED, that Article V of the Restated Certificate of Incorporation, as amended, of this Corporation be amended so that in its entirety, said Article V shall read as set forth below:

“ARTICLE V

A. Subject to any rights granted in a Preferred Stock Designation to any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders.

B. No vote at any meeting of stockholders need be by written ballot unless the Board of Directors, in its discretion, or the officer of the Corporation presiding at the meeting, in his discretion, specifically directs the use of a written ballot.

C. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors or the Chairman of the Board of Directors. Subject to compliance with the procedures set forth in the By-laws of the Corporation, special meetings may be called by the Secretary of the Corporation upon the written request of the record holders of at least 25% of the outstanding common stock of the Corporation. Special meetings of stockholders of the Corporation may not be called by any other person or persons.”

THIRD: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by Donald P. de Brier, its Executive Vice President and Secretary, this 1st day of May, 2009.

By /s/ DONALD P. DE BRIER

Donald P. de Brier

Executive Vice President

and Secretary